Exhibit 5.1

53rd at Third 885 Third Avenue New York, New York 10022-4834 Tel: (212) 906-1200 Fax: (212) 751-4864
LATHAM & WATKINS LLP	FIRM/AFFILIATE OFFICES
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January 28, 2005

AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105

  Re:
  Registration Statement on Form S-2 relating to $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012, $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010, $214,474,000 Aggregate Principal Amount of 9 1/2% Senior Subordinated Notes due 2011, $175,000,000 Aggregate Principal Amount of 9 7/8% Senior Subordinated Notes due 2012 and $300,000,000 Aggregate Principal Amount of Senior Subordinated Notes due 2014

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-2 filed with the Securities and Exchange Commission (the "Commission") on January 28, 2005 (the "Registration Statement") by AMC Entertainment Inc. (the "Company for the purpose of providing "market-making" prospectuses for the Company's outstanding (i) $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the ("Fixed Rate Notes"), (ii) $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (the "Floating Rate Notes"), (iii) $214,474,000 aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2012 (the "2011 Notes"), (iv) $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "2012 Notes") and (v) $300,000,000 aggregate principal amount of Senior Subordinated Notes due 2014 (the "2014 Notes" and, together with the Fixed Rate Notes, the Floating Rate Notes, the 2011 Notes and the 2012 Notes, the "Notes") and the guarantees of the Notes (the "Guarantees") by each of the entities listed on Schedule I hereto (the "Delaware Guarantors"), the entity listed on Schedule II hereto (the "Illinois Guarantor"), the entity listed on Schedule III hereto (the "D.C. Guarantor") and each of the entities listed on Schedule IV hereto (the "Foreign Guarantors" and, together with the Delaware Guarantors, the Illinois Guarantor and the D.C. Guarantor, the "Guarantors") under the Securities Act of 1933, as amended (the "Act"), you have requested our opinion with respect to the matters set forth below. The Fixed Rate Notes, the Floating

Rate Notes and the related Guarantees were issued pursuant to two indentures, each dated as of August 18, 2004, each as supplemented by a First Supplemental Indenture, dated December 23, 2004 (the "Fixed Rate Notes Indenture" and the "Floating Rate Notes Indenture"), by and among the Company, as successor by merger to Marquee Inc. (the "Issuer"), the Guarantors and HSBC Bank USA, National Association, as trustee (the "Trustee"). The 2011 Notes and related Guarantees were issued pursuant to an Indenture dated as of January 27, 1999, between the Company and the Bank of New York, as trustee, as supplemented by the First Supplemental Indenture, dated as of March 29, 2002, between the Company and the Trustee, as successor to the Bank of New York and the Second Supplemental Indenture, dated as of December 23, 2004, among the Company, the Trustee and the Guarantors named therein (the "2011 Indenture"). The 2012 Notes and related Guarantees were issued pursuant to an Indenture dated as of January 16, 2002, between the Company and the Trustee, as supplemented by the First Supplemental Indenture, dated December 23, 2004, among the Company, the Trustee and the Guarantors named therein (the "2012 Indenture"). The 2014 Notes and related Guarantees were issued pursuant to an Indenture dated as of February 24, 2004 between the Company and the Trustee, as supplemented by the First Supplemental Indenture dated December 23, 2004 among the Company, the Trustee and the Guarantors Named therein (the "2014 Indenture" and, together with the Fixed Rate Notes Indenture, the Floating Rate Notes Indenture, the 2011 Indenture and the 2012 Indenture, the "Indentures").

        In our capacity as your counsel in connection with the filing of the Registration Statement, we are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Notes and the Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have examined, along with other documents, the following:

  (a)
  the Indentures;

  (b)
  the Forms of Notes;

  (c)
  the Forms of Guarantees; and

  (d)
  the Registration Statement.

        The documents described in paragraphs (a) through (c) above are referred to herein collectively as the "Transaction Documents."

        We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the District of Columbia ("D.C.") and the States of New York and Illinois and the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, Illinois or D.C., any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

        1.     The Notes have been duly authorized by all necessary corporate action of the Company and, assuming the execution and delivery by the proper officers of the Company, constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        2.     The Guarantees of each of the Delaware Guarantors, the Illinois Guarantor and the D.C. Guarantor have been duly authorized by all necessary corporate action of the respective Delaware Guarantor, Illinois Guarantor or D.C. Guarantor and constitute the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with their terms.

        The opinions rendered above relating to the enforceability of the Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 6.12 of the Indentures; and (v) the unenforceability of any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy.

        We have not been requested to express, and with your knowledge and consent do not render, any opinion as to the applicability to the obligations of the Company under the Indentures and the Notes or the Guarantors under the Indentures or the Guarantees of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

        With your consent, to the extent that the obligations of the Company and the Guarantors under the Transaction Documents may be dependent upon such matters, we have assumed for purposes of this letter that: (i) each of the parties to the Transaction Documents other than the Company, the Delaware Guarantors, the Illinois Guarantor and the D.C. Guarantor (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite organizational and legal power and authority to execute, deliver and perform its obligations under the Transaction Document, (c) has duly authorized, executed and delivered the Transaction Document, and (d) has complied with and will comply with all of its obligations under the Transaction Documents and laws applicable thereto; (ii) with respect to each of the parties to the Transaction Documents other than the Company, the Delaware Guarantors, the Illinois Guarantor and the D.C. Guarantor, the Transaction Document constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indentures, with all applicable laws and regulations.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.

Very truly yours,
/s/ LATHAM & WATKINS LLP

Schedule I

Delaware Guarantors

AMC Entertainment International, Inc., a Delaware corporation
AMC-GCT, Inc., a Delaware corporation
AMC Realty, Inc., a Delaware corporation
Centertainment Inc., a Delaware corporation
National Cinema Network, Inc., a Delaware corporation

Schedule II

Illinois Guarantor

Premium Cinema of Yorktown, Inc., an Illinois corporation

Schedule III

D.C. Guarantor

Club Cinema of Mazza, Inc., a District of Columbia corporation

Schedule IV

Foreign Guarantors

AMC Card Processing Services, Inc., an Arizona corporation
American Multi-Cinema, Inc., a Missouri corporation
American Multi-Cinema of Florida, Inc., a Florida corporation
GCT Pacific Beverage Services, Inc., a Washington corporation
Premium Theater of Framingham, Inc., a Massachusetts corporation
Premium Theatre of Mayfair, Inc., a Wisconsin corporation